Exhibit 10.3

FIRST AMENDMENT TO
BUSINESS LOAN AGREEMENT

THIS FIRST AMENDMENT to Business Loan Agreement (this “Agreement”) is entered into to be effective as of the 10th day of November, 2022, by and between PARAGON 28, INC., a Delaware corporation, as Borrower (“Borrower”), and ZIONS BANCORPORATION, N.A. DBA VECTRA BANK COLORADO, as Lender (“Lender”).

RECITALS

A.
Borrower and Lender are party to that certain Business Loan Agreement, dated as of March 24, 2022 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Loan Agreement”).
B.
Borrower has requested that Lender amend the Loan Agreement to (i) revise certain financial covenants and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.
C.
Lender has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.
2.
Amendments to Loan Agreement.
2.1
Section 1.1 of the Loan Agreement is hereby amended to add the following defined terms in the appropriate alphabetical order:

“Cash Flow” has the meaning provided in the Compliance Certificate.

“Consolidated Adjusted EBITDA” has the meaning provided in the Compliance Certificate.

“Liquidity” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the sum of (a) unencumbered cash, plus (b) unencumbered Cash Equivalents, plus (c) availability under the MidCap Revolving Credit Agreement; provided that the maturity date of the MidCap Revolving Credit Agreement as of such date of determination is at least twelve (12) months from such date.

“Liquidity Ratio” means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Liquidity to (b) Cash Flow, in each case as measured on the basis of the one-month average of the immediately preceding three month period.

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“Net Revenue” means, for any period, for Borrower and its Subsidiaries on a consolidated basis, (a) gross revenue for such period, minus the sum of (b) discounts, returns and commissions for such period.

“Net Revenue Growth” means, for any fiscal quarter, for Borrower and its Subsidiaries on a consolidated basis, (a) (i) Net Revenue for such fiscal quarter, divided by (ii) Net Revenue for the corresponding fiscal quarter of the prior fiscal year, minus (b) one (1), multiplied by (c) one hundred (100).

2.2
The definition of “Fixed Charge Coverage Ratio” in Section 1.1 of the Loan Agreement is hereby amended to insert the word “Adjusted” between “Consolidated” and “EBITDA” in clause (a)(i) of such definition.
2.3
Section 5.21 of the Loan Agreement is hereby deleted and replaced in its entirety with the following:

“Section 5.21 Financial Covenants.

(a)
Minimum Liquidity Ratio. Commencing with the fiscal quarter ended September 30, 2022, if Cash Flow as of the last day of any fiscal quarter of Borrower, as calculated on a trailing three month basis, is less than or equal to $0, then Borrower will maintain a Liquidity Ratio equal to or greater than 9.00 to 1.00.
(b)
Fixed Charge Coverage Ratio; Minimum Liquidity. If Cash Flow as of the last day of any fiscal quarter of Borrower, as calculated on a trailing three month basis, is greater than $0, then Borrower will (i) maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.00, which shall be calculated as of the last day of each such fiscal quarter on a trailing four quarter basis, and (ii) maintain Liquidity equal to or greater than the greater of (x) $20,000,000.00 and (y) an amount that would result in a Liquidity Ratio of 9.00 to 1.00.
(c)
Net Revenue Growth. Commencing with the fiscal quarter ending December 31, 2022, Borrower will maintain a Net Revenue Growth greater than 0%, which shall be calculated as of the last day of each fiscal quarter on a year-over-year basis.”
2.4
Exhibit B to the Loan Agreement (Form of Compliance Certificate) is hereby deleted and replaced in its entirety with the Form of Compliance Certificate attached hereto as Exhibit A.
3.
Limitation of Amendments.
3.1
The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Loan Document.
3.2
This Agreement shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.
Representations and Warranties. To induce Lender to enter into this Agreement, Borrower hereby represents and warrants to Lender as follows:
4.1
Immediately after giving effect to this Agreement (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects (without duplication of

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any materiality qualifier in the text of such representation or warranty) as of the date hereof except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (without duplication of any materiality qualifier in the text of such representation or warranty) as of such earlier date, and (b) no Event of Default has occurred and is continuing;
4.2
Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;
4.3
The organizational documents of Borrower delivered to Lender on the Closing Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;
4.5
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;
4.6
The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and
4.7
This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.
Release.
5.1
FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Lender, and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.
5.2
By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any

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understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Lender with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
5.3
This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Lender to enter into this Agreement, and that Lender would not have done so but for Lender’s expectation that such release is valid and enforceable in all events.
5.4
Borrower hereby represents and warrants to Lender, and Lender is relying thereon, as follows:
(a)
Except as expressly stated in this Agreement, none of Lender, nor any agent, employee or representative of Lender has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.
(b)
Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.
(c)
The terms of this Agreement are contractual and not a mere recital.
(d)
This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.
(e)
Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Borrower shall indemnify Lender, defend and hold each of them harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.
6.
Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
7.
Effectiveness. This Agreement shall be deemed effective upon (a) the due execution and delivery to Lender of this Agreement by each party hereto and (b) Borrower’s payment to Lender of all costs and expenses of Lender owed under the Loan Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BORROWER:

PARAGON 28, INC.,

a Delaware corporation

By:	/s/ Jonathan Friedman
Name:	Jonathan Friedman
Title:	General Counsel and Secretary

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LENDER:

ZIONS BANCORPORATION, N.A. dba Vectra Bank Colorado

By:	/s/ Alex West
Name:	Alex West
Title:	AVP Assistant Relationship Manager

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